Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, July 30, 2014

NACCO INDUSTRIES, INC.
ANNOUNCES SECOND QUARTER 2014 RESULTS

Cleveland, Ohio, Wednesday, July 30, 2014 - NACCO Industries, Inc. (NYSE: NC) today announced a net loss of $3.6 million, or $0.47 per diluted share, and revenues of $200.4 million for the 2014 second quarter, compared with net income of $5.1 million, or $0.63 per diluted share, and revenues of $196.0 million in the second quarter of 2013.
The Company reported a net loss for the six months ended June 30, 2014 of $5.1 million, or $0.66 per diluted share, and revenues of $377.8 million compared with net income of $9.6 million, or $1.16 per diluted share, and revenues of $392.1 million for the first six months of 2013.
Consolidated Adjusted EBITDA for the second quarter of 2014 and the trailing twelve months ended June 30, 2014 was $2.1 million and $70.4 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. For a reconciliation of GAAP results to the non-GAAP results, see page 12.
NACCO has repurchased approximately 282,400 shares for an aggregate purchase price of $15.2 million, including $14.2 million of stock purchased during the six months ended June 30, 2014 as part of the stock repurchase program the Company announced in November 2013, which permits the repurchase of up to $60 million of the Company's outstanding Class A common stock. Under a previous stock repurchase program which ran from November 2011 to November 2013, the Company repurchased approximately 624,000 shares of Class A common stock for an aggregate purchase price of $35.6 million.
The Company's cash position was $60.9 million as of June 30, 2014 compared with $95.4 million as of December 31, 2013 and $85.1 million as of June 30, 2013. Debt as of June 30, 2014 was $229.7 million compared with $183.8 million as of December 31, 2013 and $163.9 million as of June 30, 2013.

NACCO and Subsidiaries Consolidated Second Quarter Highlights
Key perspectives on NACCO's second quarter results are as follows:

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North American Coal reported a second quarter 2014 net loss of $0.1 million compared with net income of $9.0 million in the second quarter of 2013 primarily as a result of a significant decline in the operating results at the consolidated mining operations, particularly from Reed Minerals, reduced royalty and other income, an increase in selling, general and administrative expenses and a pre-tax charge of $1.7 million for a reserve against a receivable from North American Coal's customer in India, partially offset by improved earnings from the unconsolidated mines and a tax benefit in the current quarter compared with tax expense in the second quarter of 2013.

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Hamilton Beach's net income decreased to $1.4 million in the second quarter of 2014 from $2.0 million in the second quarter of 2013. Included in both the 2014 and 2013 net income are pre-tax environmental charges of $2.7 million and $2.3 million, respectively, primarily related to an estimate for an environmental liability at Hamilton Beach's Picton, Ontario facility. Excluding the effect of the environmental charges, operating results decreased primarily due to an increase in selling, general and administrative expenses, partially offset by a shift in sales mix to higher-margin products.

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Kitchen Collection's second quarter 2014 net loss increased to $2.7 million from a net loss of $2.4 million in the second quarter of 2013 primarily as a result of a lower effective income tax rate that generated a smaller benefit from Kitchen Collection's loss from operations. Kitchen Collection's pre-tax operating results improved primarily due to improved operating margins at both Kitchen Collection® and Le Gourmet Chef® stores mainly due to the closure of unprofitable stores, a shift in mix to higher-margin products, a reduction in comparable store expenses and a decrease in corporate expense, primarily due to lower employee-related costs. Seasonal losses at newly opened stores partially offset these improvements.

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NACCO and Other, which includes parent company operations, reported a net loss of $1.7 million in the second quarter of 2014 compared with a net loss of $1.0 million in the second quarter of 2013. The increase in the net loss was primarily due to an increase in employee-related expenses in the second quarter of 2014 compared with the second quarter of 2013.

Detailed Discussion of Results

North American Coal - Second Quarter Results
North American Coal reported a net loss of $0.1 million and revenues of $49.8 million for the second quarter of 2014 compared with net income of $9.0 million and revenues of $43.6 million for the second quarter of 2013.
Coal tons and limerock yards sold at North American Coal for the second quarters of 2014 and 2013 are as follows:

	2014	2013
Coal tons sold	(in millions)
Consolidated mines	1.1	0.7
Unconsolidated mines	6.2	5.6
Total tons sold	7.3	6.3
Limerock cubic yards sold	6.3	5.3
Despite an improvement in revenues from increased tons and yards sold, North American Coal's results decreased substantially in the second quarter of 2014 compared with the second quarter of 2013. The decrease in results was primarily due to a significant decline in the operating results at the consolidated mining operations, reduced royalty and other income, a charge of $1.7 million, or $1.0 million net of tax of $0.7 million, for a reserve against a receivable from North American Coal's customer in India and higher selling, general and administrative expenses mainly attributable to higher employee-related expenses and professional service fees. North American Coal established the $1.7 million reserve as a result of its Indian customer disputing, and ultimately defaulting on, its contractual payment obligations.  As a result of this default, North American Coal’s Indian subsidiary has terminated its contract with the Indian customer, and intends to pursue contractual remedies. The decline in results was partially offset by improved earnings from the unconsolidated mines attributable to an increase in deliveries, a discrete tax benefit that was recorded upon the closing of prior years' IRS examinations and a higher tax benefit from percentage depletion.
The substantial decline in results at the consolidated mining operations was largely due to a significantly larger loss at Reed Minerals than in the second quarter of 2013.  Lower selling prices resulting from unfavorable market conditions contributed to a decrease in revenues.  Also, operating and productivity improvements at Reed Minerals were implemented later than anticipated in the second quarter of 2014 primarily because of a delay in the startup of a new dragline.  As a result of the delay, Reed Minerals experienced production shortfalls which caused a decrease in inventory levels and reduced tons sold. In addition, Reed Minerals' results were unfavorably affected by an increase in depreciation expense on equipment acquired during 2013 and 2014 to improve efficiencies and productivity and higher repair and maintenance expense. Also contributing to the substantial decline in the 2014 second quarter results was a charge of $1.0 million pre-tax to reimburse a customer for damage to certain customer-owned equipment at the limerock dragline mining operations which offset the favorable effect of higher limerock deliveries. The lower operating results were slightly offset by marginally improved results at Mississippi Lignite Mining Company as significantly fewer outage days at the customer's power plant in the second quarter of 2014 resulted in higher revenues from increased deliveries, which were almost fully offset by higher operating expenses and fewer costs being capitalized into inventory in the second quarter of 2014 compared with 2013.
For the six months ended June 30, 2014, North American Coal reported net income of $5.6 million and revenues of $89.7 million compared with net income of $18.5 million and revenues of $94.7 million for the first six months of 2013.

North American Coal - Outlook
North American Coal expects improved operating performance overall at its coal mining operations in the second half of 2014 compared with the second half of 2013. Performance at the consolidated coal mining operations is expected to improve, specifically at Reed Minerals. North American Coal installed key management from legacy operations in the Reed Minerals operations during the second quarter. These personnel changes are expected to help Reed Minerals achieve its planned operating and productivity improvements during the second half of 2014. As part of its overall Reed Minerals improvement program, a higher-cost Reed Minerals mining area was temporarily idled at the beginning of the second quarter and will be idled at least through the end of 2014 while it files for a revised mining permit and assesses the selling prices for the coal produced from this mine area against anticipated production costs. The improved performance at Reed Minerals is expected to be somewhat offset by reduced results at Mississippi Lignite Mining Company due to fewer deliveries in the second half of 2014 compared with the same period in 2013 because of a significant planned outage at the customer's power plant in the fourth quarter of 2014. Deliveries at Mississippi Lignite Mining Company are expected to increase over the longer term as a result of continued operational improvements at the customer's power plant. North American Coal also has project opportunities for which it expects to continue to incur additional expenses in the second half of 2014. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for construction of a new mine.
At the unconsolidated mining operations, steam coal tons delivered in the last half of 2014 are expected to decline slightly from the same period in 2013 based on the customers' currently planned power plant operating levels for the remainder of 2014. Demery Resources Company's Five Forks Mine commenced delivering coal to its customer in 2012 and full production levels are expected to be reached in late 2015. Liberty Fuels commenced production in 2013 for Mississippi Power Company's new Kemper County Energy Facility. Production levels at Liberty Fuels are expected to increase gradually to approximately 0.5 million tons in 2014 up to full production of approximately 4.7 million tons of coal annually in 2019.
Unconsolidated mines currently in development are expected to continue to generate modest income during the second half of 2014. The three mines in development are not expected to be at full production for several years. Mining permits needed to commence mining operations were issued in 2013 for the Caddo Creek Resources Company and the Camino Real Fuels projects in Texas. Caddo Creek expects to begin making initial coal deliveries in late 2014. Camino Real Fuels expects initial deliveries in the second half of 2015, and expects to mine approximately 3.6 million tons of coal annually when at full production. Coyote Creek Mining Company is developing a mine in Mercer County, North Dakota, from which it expects to deliver approximately 2.5 million tons of coal annually beginning in May 2016.
Limerock deliveries in the second half of 2014 are expected to be lower than the second half of 2013 as a result of reduced customer requirements. Declines in royalty and other income are also expected in the second half of 2014 from the high levels realized in the second half of 2013.
Overall, North American Coal expects net income in the second half of 2014 to increase compared with the second half of 2013. Productivity improvements and increased mining efficiencies are expected to result in breakeven results at Reed Minerals in the second half of 2014 compared with a significant loss in the second half of 2013 but are not expected to offset the substantial operating losses that Reed Minerals incurred in the first half of the year. Improvements at Reed Minerals in the second half of 2014 are expected to be partially offset by significantly reduced deliveries at Mississippi Lignite Mining Company due to a planned outage at the customer's power plant and lower royalty and other income than in the second half of 2013. Cash flow before financing activities in 2014 is expected to be positive as compared with negative cash flow before financing activities in 2013.
Over the longer term, North American Coal's goal is to increase earnings of its unconsolidated mines by approximately 50% by 2017 from 2012 levels through the development and maturation of its new mines and normal escalation of contractual compensation at its existing mines. Also, North American Coal has a goal of at least doubling the earnings contribution from its consolidated mining operations by 2017 from 2012 levels due to benefits from anticipated continued operational improvements at Mississippi Lignite Mining Company's customer's power plant and from the company's execution of its long-term plan at the Reed Minerals operations. The company views its acquisition of Reed Minerals as a metallurgical coal strategic initiative which includes significantly increased volume and profitability for the company over the long term.
North American Coal also expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new or expanded coal mining projects, which include various clean coal technologies. North American Coal also continues to pursue additional non-coal mining opportunities, principally in aggregates, and international value-added mining services projects.

Hamilton Beach - Second Quarter Results
Hamilton Beach reported net income of $1.4 million and revenues of $118.4 million for the second quarter of 2014, compared with net income of $2.0 million and revenues of $114.7 million for the second quarter of 2013.
Revenues increased moderately in the second quarter of 2014 compared with the second quarter of 2013 primarily due to an increase in sales of products with higher price points, mainly in the commercial market and in the U.S and Canadian consumer markets. The improvement in revenue was partially offset by lower unit sales volumes, primarily in the U.S. consumer market, and unfavorable foreign currency movements as both the Canadian dollar and Mexican peso weakened against the U.S. dollar.
Net income in the second quarter of 2014 decreased compared with the second quarter of 2013. Included in both the 2014 and 2013 net income are environmental charges of $2.7 million, or

$1.8 million net of tax of $0.9 million, and $2.3 million, or $1.5 million net of tax of $0.8 million, respectively, primarily related to an estimate for an environmental liability at Hamilton Beach's Picton, Ontario facility. Excluding the effect of the environmental charges, operating results decreased $1.4 million primarily due to an increase in outside service fees and advertising expenses and additional costs incurred to execute Hamilton Beach's five strategic initiatives, as well as the absence of a favorable product liability adjustment of $0.9 million pretax recorded in 2013. The decline was partially offset by a shift in sales mix to higher-margin products.
For the six months ended June 30, 2014, Hamilton Beach reported net income of $1.7 million and revenues of $219.7 million compared with net income of $3.5 million and revenues of $220.8 million for the first six months of 2013.

Hamilton Beach - Outlook
Following a difficult start to the year, the overall consumer retail market continued to struggle with consumer traffic at both the high-end and middle markets not returning to expected levels in the second quarter of 2014. These market conditions are creating continued uncertainty about the strength of the retail market and expectations regarding consumer activity in the second half of 2014, particularly with Hamilton Beach's target consumer, the middle-market mass consumer, who continues to struggle with financial and economic concerns. As a result, sales volumes in the middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach participates are projected to grow only moderately in the second half of 2014, provided consumer traffic improves. The Canadian retail market is expected to follow U.S. trends, while other International and commercial product markets in which Hamilton Beach participates are anticipated to grow moderately in the second half of 2014 compared with the same period in 2013.
Hamilton Beach expects sales volumes to grow more favorably than the market due to improved placements of products with higher price points over the remainder of 2014 compared with the second half of 2013. Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines. Hamilton Beach expects the FlexBrewTM coffee maker, launched in late 2012, and the Hamilton Beach® Breakfast Sandwich Maker, launched in early 2013, to continue to gain market position. The company is continuing to introduce innovative products and upgrades to certain products in several small appliance categories. These products, as well as other new product introductions in the pipeline for 2014, are expected to affect both revenues and operating profit positively. As a result of these new products and execution of the company's strategic initiatives, both domestically and internationally, Hamilton Beach expects an increase in revenues in the second half of 2014 compared with the second half of 2013 and expects to outperform the overall market's 2014 forecasted rate of increase.
Overall, Hamilton Beach expects net income in the second half of 2014 to be comparable to or moderately lower than the second half of 2013. The anticipated increase in sales volumes attributable to the continued implementation and execution of Hamilton Beach's strategic initiatives is expected to be substantially offset by the costs of implementing those initiatives and by increased advertising and promotional costs and outside services fees. Product and transportation costs are expected to increase modestly in the second half of 2014 compared with the second half of 2013, and the negative effects of foreign currency fluctuations are expected to continue throughout the remainder of 2014. Hamilton Beach continues to monitor both currency effects and commodity costs closely and intends to adjust product prices and product placements appropriately in response to such cost increases. Hamilton Beach expects cash flow before financing activities in 2014 to be substantial but down significantly from 2013.
Longer term, Hamilton Beach will work to take advantage of the potential to improve return on sales through economies of scale derived from market growth and a focus on its five strategic volume growth initiatives: (1) enhancing its placements in the North America consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best-in-class retailer support and increased consumer content and engagement, (3) participating in the "only-the-best" market with a strong brand and broad product line, including investing in new products to be sold under the Jamba and Wolf Gourmet brand names, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings and expanding its distribution channels and sales and marketing capabilities and (5) achieving global Commercial market leadership through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets. During 2013 and the first half of 2014, Hamilton Beach continued to make strides in the execution of its strategic initiatives and expects to continue to do so over the remainder of 2014.

Kitchen Collection - Second Quarter Results
Kitchen Collection reported a net loss of $2.7 million and revenues of $32.8 million for the second quarter of 2014 compared with a net loss of $2.4 million and revenues of $38.4 million for the second quarter of 2013.
The decline in Kitchen Collection's revenues was primarily the result of the loss of sales from the closure of unprofitable Le Gourmet Chef® and Kitchen Collection® stores since June 30, 2013 and a decrease in comparable store sales at both the Kitchen Collection® and Le Gourmet Chef® stores. The decline in comparable store sales was predominantly due to a decrease in customer visits and store transactions, as well as a decrease in the average sales transaction value caused by shifts to lower-priced but higher-margin products. The decline in revenue was partially offset by sales at newly opened Kitchen Collection® stores.
At June 30, 2014, the company operated 240 Kitchen Collection® stores compared with 254 stores at June 30, 2013 and 14 Le Gourmet Chef® stores at June 30, 2014 compared with 41 stores at June 30, 2013. At year-end 2013, Kitchen Collection® and Le Gourmet Chef® operated 272 and 32 stores, respectively.
Kitchen Collection's operating loss decreased to $4.3 million in 2014 from $5.4 million in 2013. However, the 2014 second quarter net loss increased compared with the second quarter of 2013 as a result of a lower effective income tax rate that generated a smaller income tax benefit on Kitchen Collection's loss from operations, The reduced operating loss was primarily the result of the closure of unprofitable stores, improved operating margins at both Kitchen Collection® and Le Gourmet Chef® comparable stores due to a shift in mix to higher-margin products and a reduction in comparable store expenses, and a decrease in corporate expense, primarily due to lower employee-related costs. Seasonal losses at newly opened stores partially offset these improvements.
For the six months ended June 30, 2014, Kitchen Collection reported a net loss of $6.7 million and revenues of $69.7 million compared with a net loss of $5.7 million and revenues of $78.1 million for the first six months of 2013.

Kitchen Collection - Outlook
Consumer traffic to all mall locations, and particularly outlet malls, continued to decline in the second quarter of 2014 and prospects for the remainder of 2014 are uncertain. The trend of fewer households being established appears to be continuing and the middle-market consumer remains under pressure as a result of financial and economic concerns. These concerns are expected to continue to dampen consumer sentiment and limit consumer spending levels for Kitchen Collection's target customer over the remainder of 2014. Kitchen Collection expects to continue to refine its business plan on the assumption of continued market softness. In this context, Kitchen Collection closed 56 stores in the first half of 2014 as part of a program to close underperforming stores and realign the business around core stores which perform with acceptable profitability. Kitchen Collection plans to maintain a lower number of stores in the remainder of 2014 and, as a result, expects revenues in the second half of 2014 to decrease substantially compared with the second half of 2013.
Overall, Kitchen Collection expects substantial net income for the second half of 2014 compared with a net loss in the second half of 2013, primarily in the fourth quarter. The net effect of closing stores early in 2014 and the anticipated opening of a small number of new stores during the second half of 2014 is expected to contribute to improved operating results, which began in the second quarter and are expected to improve gradually over the second half of 2014. As part of Kitchen Collection's program to realign its business, the company has taken additional steps to reduce expenses through a number of cost reduction programs implemented during the first half of 2014 at its headquarters, distribution center and remaining core stores and by terminating its medical benefit plan in late February 2014. This program is expected to generate significant operating expense savings during the second half of 2014. In addition, during the first quarter of 2014, Kitchen Collection executed revisions to its store layouts designed to focus customers on higher-margin products. These changes appear to be well received as margins improved late in the first quarter of 2014, continued to improve in the second quarter and are expected to continue to improve during the remainder of 2014. These improvements, while positive for the second half of 2014, are not expected to offset the losses from the first half of the year. As a result, Kitchen Collection expects a loss for the 2014 full year. Kitchen Collection expects to generate positive cash flow before financing activities in 2014 compared with negative cash flow before financing activities in 2013.
Longer term, Kitchen Collection plans to focus on comparable store sales growth around a solid core store portfolio. Kitchen Collection expects to accomplish this by enhancing sales volume and profitability through continued refinement of its formats and ongoing review of specific product offerings, merchandise mix, store displays and appearance, while improving inventory efficiency and store inventory controls. Increasing sales of higher-margin products will continue to be a key focus. The company will also continue to evaluate and, as lease contracts permit, close or restructure leases for underperforming and loss-generating stores. In the near term, Kitchen Collection expects to add stores cautiously and focus its growth on its core Kitchen Collection® stores, with new stores expected to be located in sound positions in strong outlet malls.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, July 31, 2014 at 9:30 a.m. eastern time. The call may be accessed by dialing (888) 713-4214 (Toll Free) or (617) 213-4866 (International), Pass code: 51923940, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 7, 2014. The online archive of the broadcast will be available on the NACCO Industries website.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) the successful integration of the Reed Minerals acquisition, (3) changes in the demand for and market prices of metallurgical coal produced at the Reed Minerals operations, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (6) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (7) weather or equipment problems that could affect deliveries to customers, (8) changes in the power industry that would affect demand for North American Coal's reserves, (9) changes in the costs to reclaim current North American Coal mining areas, (10) costs to pursue and develop new mining opportunities, (11) legal challenges related to Mississippi Power's Kemper County Energy Facility in Mississippi, (12) changes or termination of a long-term mining contract, or a customer default under a contract and (13) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, (7) increased competition and (8) the impact of tax penalties under health care reform legislation beginning in 2015.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
	(In thousands, except per share data)

Revenues	$200,370	$196,017	$377,783	$392,069
Cost of sales	163,847	148,387	305,089	298,178
Gross profit	36,523	47,630	72,694	93,891
Earnings of unconsolidated mines	11,567	10,281	24,005	22,379
Operating expenses
Selling, general and administrative expenses	50,990	48,489	99,419	98,785
Amortization of intangible assets	991	619	1,756	1,660
	51,981	49,108	101,175	100,445
Operating profit (loss)	(3,891)	8,803	(4,476)	15,825
Other expense (income)
Interest expense	1,950	1,148	3,404	2,452
(Income) loss from other unconsolidated affiliates	420	(336)	32	(727)
Closed mine obligations	308	272	624	677
Other, net, including interest income	(273)	476	(151)	343
	2,405	1,560	3,909	2,745
Income (loss) before income tax provision (benefit)	(6,296)	7,243	(8,385)	13,080
Income tax provision (benefit)	(2,672)	2,096	(3,237)	3,511
Net income (loss)	$(3,624)	$5,147	$(5,148)	$9,569

Basic earnings (loss) per share	$(0.47)	$0.63	$(0.66)	$1.16
Diluted earnings (loss) per share	$(0.47)	$0.63	$(0.66)	$1.16

Dividends per share	$0.2575	$0.2500	$0.5075	$0.5000

Basic weighted average shares outstanding	7,712	8,179	7,777	8,259
Diluted weighted average shares outstanding	7,718	8,184	7,787	8,284
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
	(In thousands)
Revenues
North American Coal	$49,780	$43,567	$89,652	$94,714
Hamilton Beach	118,385	114,651	219,710	220,802
Kitchen Collection	32,804	38,380	69,680	78,091
NACCO and Other	—	—	—	—
Eliminations	(599)	(581)	(1,259)	(1,538)
Total	$200,370	$196,017	$377,783	$392,069

Operating profit (loss)
North American Coal	$183	$11,196	$6,836	$22,981
Hamilton Beach	2,251	4,005	3,188	6,673
Kitchen Collection	(4,255)	(5,407)	(10,769)	(10,387)
NACCO and Other	(2,004)	(1,099)	(3,356)	(3,535)
Eliminations	(66)	108	(375)	93
Total	$(3,891)	$8,803	$(4,476)	$15,825

Income (loss) before income tax provision (benefit)
North American Coal	$(1,613)	$10,865	$4,442	$22,226
Hamilton Beach	2,014	3,140	2,436	5,522
Kitchen Collection	(4,363)	(5,505)	(10,983)	(10,559)
NACCO and Other	(2,268)	(1,365)	(3,905)	(4,202)
Eliminations	(66)	108	(375)	93
Total	$(6,296)	$7,243	$(8,385)	$13,080

Net income (loss)
North American Coal	$(75)	$8,952	$5,630	$18,543
Hamilton Beach	1,359	1,985	1,709	3,486
Kitchen Collection	(2,657)	(2,403)	(6,690)	(5,670)
NACCO and Other	(1,673)	(1,048)	(2,870)	(3,051)
Eliminations	(578)	(2,339)	(2,927)	(3,739)
Total	$(3,624)	$5,147	$(5,148)	$9,569

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	(In thousands)
	9/30/2013	12/31/2013	3/31/2014	6/30/2014	6/30/2014 Trailing 12 Months
Net income (loss)	$12,325	$22,556	$(1,524)	$(3,624)	$29,733
Goodwill impairment charge	—	3,973	—	—	3,973
Income tax provision (benefit)	3,159	4,600	(565)	(2,672)	4,522
Interest expense	1,044	1,279	1,454	1,950	5,727
Interest income	(78)	(135)	(150)	(179)	(542)
Depreciation, depletion and amortization expense	6,168	8,195	5,979	6,618	26,960
Adjusted EBITDA*	$22,618	$40,468	$5,194	$2,093	$70,373

	Quarter Ended
	(In thousands)
	9/30/2012	12/31/2012	3/31/2013	6/30/2013	6/30/2013 Trailing 12 Months
Net income	$38,104	$23,632	$4,422	$5,147	$71,305
Income from discontinued operations, net of tax	(27,728)	—	—	—	(27,728)
Income tax provision	3,299	9,141	1,415	2,096	15,951
Interest expense	1,509	1,368	1,304	1,148	5,329
Interest income	—	(13)	(6)	(6)	(25)
Depreciation, depletion and amortization expense	4,629	6,589	5,372	4,837	21,427
Adjusted EBITDA from continuing operations*	$19,813	$40,717	$12,507	$13,222	$86,259

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines Adjusted EBITDA as income before discontinued operations, goodwill impairment charge and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

CONTRIBUTION FROM CONSOLIDATED MINES
	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
	(In thousands)
Revenue - consolidated mines	$45,809	$36,595	$83,304	$82,430
Gross profit - consolidated mines	$(5,149)	$1,183	$(4,235)	$4,860
Amortization of intangibles	991	619	1,756	1,660
Contribution from consolidated mines*	$(6,140)	$564	$(5,991)	$3,200

RECONCILIATION TO NORTH AMERICAN COAL OPERATING PROFIT
	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
	(In thousands)
Earnings of unconsolidated mines	$11,567	$10,281	$24,005	$22,379
Contribution from consolidated mines *	(6,140)	564	(5,991)	3,200
Contribution from royalty and other*	3,302	6,662	5,233	11,714
Total	$8,729	$17,507	$23,247	$37,293
Selling, general and administrative expenses	8,546	6,311	16,411	14,312
North American Coal operating profit	$183	$11,196	$6,836	$22,981

*Contribution from consolidated mines in this press release is provided solely as a supplemental disclosure with respect to operating results. Contribution from consolidated mines does not represent operating profit, as defined by U.S. GAAP and should not be considered as a substitute for operating profit or operating loss. Contribution from consolidated mines is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)